Exhibit 10.25

FORM OF COUNTERPART SIGNATURE PAGE TO THE

SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

TPG PARTNER HOLDINGS, L.P.

Covenant

By its signature below, the undersigned (the “Limited Partner”) hereby (i) acknowledges receipt of the Seventh Amended and Restated Limited Partnership Agreement (the “Agreement”) of TPG Partner Holdings, L.P. (the “Partnership”), (ii) agrees that it shall be bound by each and every term and provision of the Agreement as the same may be duly amended from time to time in accordance with the provisions thereof (including those excerpted on Exhibit B hereto) and (iii) confirms in all respects each representation, warranty and covenant set forth in the Agreement. Exhibit A hereto summarizes the Limited Partner’s expected interest in the Partnership as of as of the initial public offering of TPG Partners, LLC (to be converted and renamed to TPG, Inc.). If the Limited Partner is an Estate Planning Entity (as defined in the Agreement), by signing this Agreement the undersigned Related Partner (as defined in the Agreement) hereby represents, warrants and covenants to the Partnership that he or she will be subject to the obligations of the Agreement as if he or she were a direct Limited Partner of the Partnership.

Executed and delivered as a deed on the date set forth below.

LIMITED PARTNER

If the Limited Partner is a natural person:	Signature:

Printed Name: Date:

If the Limited Partner is an Estate Planning Entity*:	Name of Limited Partner:

By: ______________________________________

Name: ________________________________

Title: _________________________________

Date: _________________________________

Related Partner:

Signature: _________________________________

Printed Name:

*	If the Limited Partner is an Estate Planning Entity, this signature page must be signed by both the Limited Partner and the Related Partner.

EXHIBIT A

Limited Partner:

Related Person:

Vesting:	TPG Partner Units				Total TPG Partner Units:
	TPG IV Units	Legacy TPG Partner Units	TPG Partner Units (Non-Legacy)	Promote Units
Vested 12/31/2021 1/1/2022 12/31/2022 12/31/2023 12/31/2024 12/31/2025 12/31/2026 12/31/2027 12/31/2028
Total:

Legacy Assets/Liabilities “memorandum account”: US$[•]

EXHIBIT B

Excerpt of certain provisions from the Limited Partnership Agreement of the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings, L.P.

Section 1.01.    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:“Active Partner” shall mean a Limited Partner actively providing Services on a substantially full time basis (or as otherwise agreed by the General Partner), either directly or indirectly through its Related Partner (and who is in “good standing” and with respect to whom, no separation or termination notice has been given or received), as determined by the General Partner (in accordance with the ControlCo LLCA) in its reasonable discretion.

“Breach” shall have the meaning set forth in Section 9.02.

“Breach Date” shall mean, with respect to a Breach, the date of such Breach.

“Cause” with respect to a Limited Partner, shall mean, unless otherwise provided in such Partner’s Contribution Agreement, Grant Agreement or employment agreement, (i) the indictment of the Limited Partner for a felony or other crime involving moral turpitude or (ii) in the reasonable determination of the General Partner, (w) a breach by the Limited Partner of the terms of this Agreement, including the restrictive covenants contained in Section 9.01, or the terms of any Contribution Agreement or Grant Agreement to which the Limited Partner is a party; (x) the refusal of such Limited Partner to perform the duties reasonably assigned to the Limited Partner in the course of the Limited Partner’s Services (other than as a result of death or Disability); (y) any misconduct, fraud, embezzlement, theft or misappropriation, whether or not in connection with the Limited Partner’s Services; or (z) gross negligence in connection with the Limited Partner’s Services, in each case as determined by the General Partner in good faith. For purposes of determining Cause, all references to a Limited Partner shall be deemed to all include references to such Limited Partner’s Related Partner, as applicable.

“Charitable Organization” shall mean any charitable organization or foundation and any corporation, partnership, limited liability company or other entity that is wholly-owned and controlled, directly or indirectly, by any such charitable organization or foundation.

“Closing Date” shall mean the effective date of this Agreement.

“Competitor” shall have the meaning set forth in Section 9.01(a).

“Confidential Information” shall have the meaning set forth in Section 9.01(c).

“Constructive Departure” shall mean, with respect to any Limited Partner, (i) material and sustained dereliction of duties of such Limited Partner or (ii) other egregious conduct of such Limited Partner that would customarily result in termination of an employee, in each case as reasonably determined by the General Partner.

“ControlCo LLCA” shall mean the limited liability company agreement of TPG GP A, LLC.

“Disability” shall mean, as determined by the General Partner in good faith and in accordance with the ControlCo LLCA, the inability of the Limited Partner, due to disability or incapacity, to perform the Services on a full-time basis for (i) periods aggregating to one-hundred-eighty (180) days, whether or not continuous, in any continuous period of three-hundred-sixty-five (365) days or (ii) periods greater than ninety (90) consecutive days, where the Limited Partner’s absence is adversely affecting the performance of the Partnership or any of its Affiliates in a significant manner and, following the conclusion of such 180- or 90-day period, as applicable, the Limited Partner is unable to resume his or her duties and responsibilities on a full-time basis within thirty (30) days of the Limited Partner’s receipt of written notice from the General Partner of such determination. For purposes of determining Disability, all references to a Limited Partner shall be deemed to also include references to such Limited Partner’s Related Partner, as applicable.

“Estate Planning Entity” shall mean, with respect to any partner or professional associated with or formerly associated with any of the Businesses, (i) any trust, the beneficiaries of which are primarily such partner or professional or any member of his or her Immediate Family, (ii) any Charitable Organization or (iii) any corporation, partnership, limited liability company or other entity that is primarily owned and controlled, directly or indirectly, by such partner or professional, any member of such partner’s or professional’s Immediate Family and/or any of the Persons described in clause (i).

“Exchange” has the meaning set forth in the Exchange Agreement.

“Exchange Agreement” shall mean that certain Exchange Agreement dated on or about the date hereof, by and among the Partnership, PubCo, TPG OpCo Holdings, L.P., a Delaware limited partnership, the TPG Operating Group and the other parties named therein.

“Grant Agreement” shall mean, with respect to TPG Partner Units that were exchanged pursuant to Section 4.01 for Shares granted to a Limited Partner pursuant to Section 4.01 of the Existing Agreement, any agreement between the Partnership and such Limited Partner pursuant to which the Partnership made such original grant of Shares to such Limited Partner.

“Immediate Family” shall mean, with respect to any person, collectively, his or her parents, brothers, sisters, spouse, former spouses, civil union partner, former civil union partners and lineal descendants (and the estates, guardians, custodians or other legal representatives of any of the foregoing).

“Legacy Asset/Liability” shall mean (without duplication) (i) any cash (other than cash distributable pursuant to Section 6.01(h)) that is (A) held by the Partnership on the Closing Date, (B) contributed to the Partnership in respect of a so-called “deferred contribution share” after the Closing Date, (C) retained by the Partnership in order to satisfy a deferred contribution obligation with respect to a so-called “deferred contribution share” or (D) attributable to earnings on amounts described in this clause (i), (ii) any Tail Share

Payments, (iii) any payments of principal, interest or other amounts in respect of any indebtedness of the Partnership or RemainCo (including pursuant to any guarantee or co-borrower arrangement) outstanding on the Closing Date (or other indebtedness of the Partnership to the extent such other indebtedness is used to refinance such indebtedness) and (iv) any other item identified by the General Partner in good faith as appropriately treated as a Legacy Asset/Liability.

“Legacy TPG Partner Unit” shall mean a TPG Partner Unit identified as such on the signature pages hereto.

“Limited Partner” shall mean, until such Person ceases to be a Partner of the Partnership in accordance with the terms and conditions of this Agreement, a limited partner of the Partnership as of the date hereof (which Persons are listed as “Limited Partners” in the books and records of the Partnership) and any Person admitted thereafter as a limited partner of the Partnership in accordance with the terms and conditions of this Agreement. Where appropriate, all references to a Limited Partner that is not a natural person shall also include references to such Limited Partner’s Related Partner.

“Non-Solicitation Period” shall mean, with respect to a Limited Partner, the period beginning on the date of commencement of the Services Period and ending on the date that is eighteen (18) months following such Limited Partner’s Separation Date.

“Partner” shall mean each Person admitted to the Partnership as a Partner, including the General Partner and each Limited Partner, until such Person ceases to be a partner of the Partnership in accordance with the provisions of this Agreement.

“PubCo” means TPG Inc., a Delaware corporation.

“Related Partner” shall mean, with respect to a Limited Partner that is an Estate Planning Entity or member of the Immediate Family of a natural person who provides, or has provided, Services, such natural person.

“Restricted Period” shall mean, with respect to a Limited Partner and notwithstanding anything to the contrary in this Agreement, the period commencing on such Limited Partner’s Separation Date and ending on the date that is the number of months following such Limited Partner’s Separation Date determined by reference to the following table (based on whether such Limited Partner was a Type 1 Leaver or a Type 2 Leaver):

Leaver Type	Months
Type 1 Leaver	6 months
Type 2 Leaver	18 months

“Separation Date” shall mean, in each case, as determined by the General Partner in its reasonable discretion (in accordance with the ControlCo LLCA), (i) where Services cease by virtue of notice given to the Limited Partner, the date specified in such notice; (ii) where Services cease by virtue of the Limited Partner’s death, the date of death or certification of such death if the date of death is unknown; and (iii) in any other case, the date upon which Services cease. For the avoidance of doubt, with respect to any Limited Partner who is not a natural person, such Limited Partner’s Separation Date shall be determined in reference to the Services of its Related Partner.

“Services” shall mean the performance of services by an individual as an employee to or for the benefit of TPG including through services provided to any of TPG’s Affiliates. With respect to any Limited Partner that is a not a natural person, Services of such Limited Partner’s Related Partner will be deemed to be the Services of such Limited Partner for all purposes under this Agreement.

“Services Period” shall mean the period during which a Limited Partner is providing Services.

“Solicit for Employment” shall mean, with respect to any Person, to solicit, induce, persuade or entice (by written, oral or any other means) a second Person to (a) reduce, impair or terminate their employment, consulting or similar relationship with a third Person or (b) enter into an employment, consulting or similar relationship with the first Person. “Solicitation for Employment” shall have a corresponding meaning.

“TPG Operating Group” shall mean, collectively, TPG Operating Group I, L.P., TPG Operating Group II, L.P. and TPG Operating Group III, L.P.

“TPG Partner Unit” shall mean a limited partnership interest in the Partnership designated as a TPG Partner Unit with the rights and privileges set forth herein.

“Type 1 Leaver” shall mean any Limited Partner whose Services were terminated by the General Partner or its Affiliates for any reason, other than for Cause or as a result of Constructive Departure.

“Type 2 Leaver” shall mean any Limited Partner whose Services were terminated by such Limited Partner for any reason (including resignation or retirement) or by the General Partner for Cause or as a result of Constructive Departure. In addition, any Limited Partner whose Services are terminated that is not a Type 1 Leaver shall be deemed to be a Type 2 Leaver.

“Vesting Schedule” shall mean, with respect to any TPG Partner Units not subject to a Contribution Agreement or Grant Agreement, the vesting schedule set forth on the signature page of the applicable Limited Partner hereto; provided that the vesting of any TPG Partner Unit shall be subject to the terms and conditions of this Agreement.

Section 4.04. Vesting of TPG Partner Units. All TPG Partner Units exchanged for Shares (pursuant to Section 4.01(a)) that are fully vested as of the Closing Date, shall remain fully vested from and after the Closing Date. All other TPG Partner Units shall vest as follows: (i) in the case of TPG Partner Units issued in exchange for Shares (pursuant to Section 4.01(a)) that were issued pursuant to a Grant Agreement and/or Contribution Agreement and which were not fully vested as of the Closing Date, such TPG Partner Units shall vest in accordance with such Grant Agreement and/or Contribution Agreement, if any, (ii) in the case of TPG Partner Units not subject to a Grant Agreement and/or Contribution Agreement, such TPG Partner Units shall vest in accordance with the Vesting Schedule and (iii) in the case of TPG Partner Units re-allocated pursuant to Section 8.01(d), such TPG Partner Units shall vest in accordance with the terms determined by the General Partner.

Section 8.01. Forfeiture of Unvested Units Upon Separation from Service.

(a) Except (i) as otherwise expressly provided for in any applicable Contribution Agreement(s), Grant Agreement(s) and/or employment agreements or (ii) as otherwise determined by the General Partner in its reasonable discretion (in accordance with the ControlCo LLCA), in the event a Limited Partner’s Services are terminated for any reason or without reason, all unvested TPG Partner Units held by such Limited Partner as of such Limited Partner’s Separation Date shall be immediately and automatically forfeited as of such Limited Partner’s Separation Date and such Limited Partner shall no longer have any rights with respect thereto (including any rights to distributions pursuant to Article VI); provided, however, that, if a Limited Partner’s Services are terminated for any reason other than Cause, such Limited Partner shall be entitled to receive from the Partnership an amount (which such amount may be equal to, but in no event shall be less than, zero) in respect of all forfeited Units (or Shares subsequently exchanged for such TPG Partner Units) that are or were subject to a so-called “deferred contribution obligation”, equal to the lesser of (i) the amounts contributed by such Limited Partner in respect of so-called ‘deferred contribution shares’, if any, less any distributions received by such Limited Partner in respect of all such forfeited ‘deferred contribution shares’ pursuant to Section 6.01(b) and (ii) the Book Value of all such forfeited Units as of such Limited Partner’s Separation Date. In the event that a cash distribution is made to the holder of a TPG Partner Unit pursuant to the preceding sentence, following the reallocation of such forfeited TPG Partner Unit, the distributions made in respect of such forfeited TPG Partner Unit shall be reduced until the total reduction equals the amount of such first cash distribution.

(b) No Limited Partner shall be required to repay to the Partnership any distributions made, in accordance with Section 6.01(b), to such Limited Partner in respect of such unvested TPG Partner Units (or unvested Shares) at any time prior to such Limited Partner’s Separation Date.

(c) Notwithstanding anything in Section 8.01(a) to the contrary, in the event a Limited Partner’s Services are terminated by reason of such Limited Partner’s death or Disability, any outstanding unvested TPG Partner Units held by such Limited Partner as of its Separation Date that would have vested within the period commencing on such Limited Partner’s Separation Date and ending on the second anniversary thereof had such Limited Partner continued to provide Services for such period shall immediately vest as of such Limited Partner’s Separation Date.

(d) The General Partner shall re-allocate or re-grant any TPG Partner Units forfeited pursuant to this Section 8.01, Section 9.02 or pursuant to the terms of the applicable Contribution Agreement or Grant Agreement to each Active Partner pro rata in accordance with such Active Partners’ respective TPG Partner Units as of the Closing Date (including any TPG Partner Units redeemed on the Closing Date for TPG Operating Group Common Units); provided that (i) if the TPG Operating Common Units underlying such TPG Partner Units are forfeited, such corresponding TPG Partner Units shall not be re-allocated or re-granted, and instead shall be cancelled and (ii) subject to the preceding sub-clause (i), any TPG Partner Units held by a TPEP firm partner (excluding Legacy TPG Partner Units) shall be re-allocated or re-granted among the remaining TPEP firm partners that are Active Partners pro rata in accordance with such Active Partners’ respective TPG Partner Units (excluding Legacy TPG Partner Units) as of the Closing Date. Any re-allocated or re-granted TPG Partner Units shall be subject to vesting as determined by the General Partner. Any amount paid to the holder of a forfeited TPG Partner Unit pursuant to Section 8.01 shall reduce the distribution made in respect of the corresponding TPG Partner Unit that is re-allocated pursuant to this Section 8.01(d). The Capital Account associated with any forfeited TPG Partner Unit (as determined by the General Partner) shall be reallocated to the recipients of the corresponding TPG Partner Unit.

(e) Forfeiture of Certain Vested Units. Except as otherwise determined by the General Partner in its reasonable discretion (in accordance with the ControlCo LLCA), in the event a Limited Partner’s Services are terminated for Cause (or such Limited Partner otherwise engaged in conduct constituting Cause (other than Breach)), all vested TPG Partner Units (excluding Legacy TPG Partner Units) held by such Limited Partner as of such Limited Partner’s Separation Date that vested in the two (2) years prior to such Limited Partner’s Separation Date shall be immediately and automatically forfeited as of such Limited Partner’s Separation Date and such Limited Partner shall no longer have any rights with respect thereto (including any rights to distributions pursuant to Article VI); provided that, if such Limited Partner has Exchanged any such vested TPG Partner Units that, absent such Exchange, would have been so forfeited, such Limited Partner shall be required to pay to the Partnership an amount equal to the fair market value of such Exchanged vested TPG Partner Units as of the Separation Date.

Section 9.01. Restrictive Covenants. Notwithstanding anything to the contrary in this Agreement, the following restrictive covenants shall apply to each Limited Partner unless and to the extent expressly superseded by restrictive covenants set forth in such Partner’s Contribution Agreements, Grant Agreements or employment agreement:

(a) Non-Compete. Each Limited Partner agrees that the Businesses and their Affiliates would likely suffer significant harm from any Limited Partner’s competing with the Businesses during the Services Period and for some period of time thereafter. Accordingly, each Limited Partner agrees that while such Limited Partner provides Services and during the Restricted Period for such Limited Partner, such Limited Partner will not (i) associate (directly or indirectly) as an employee, officer, director (or pursuant to any other arrangement that enables such Limited Partner to provide services customarily performed by an employee, officer or director), with any Competitor or any Competitor’s Affiliates or (ii) solicit, induce, persuade or entice an investment by (x) any Limited Partner or Former Partner who is a Limited Partner or Former Partner as of such Limited Partner’s Separation Date or (y) any limited partner or member of, or investor in, any of the Funds who is a limited partner, or member of, or investor in, any of the Funds as of such Limited Partner’s

Separation Date, in each case unless (A) such Limited Partner has advised the General Partner in writing in advance of such Limited Partner’s desire to undertake such activities and the specific nature of such activities and (B) the General Partner, in its sole discretion (in accordance with the ControlCo LLCA, including upon the instructions of PubCo), has approved in writing such activities, subject to any reasonable conditions the General Partner may impose, including (1) the General Partner has received written assurances (that will be designed, among other things, to protect the goodwill, Confidential Information, investor and operating partner relationships and other important commercial interests of the Partnership, the Businesses, the Funds, any Portfolio Company and any Affiliate of the foregoing) from the Competitor and the Limited Partner that are, in General Partner’s sole discretion (in accordance with the ControlCo LLCA), applicable and adequate to protect the interests of the Partnership, the Businesses, the Funds, any Portfolio Company and any Affiliate of the foregoing and (2) the Limited Partner and the Competitor adhere to such assurances. The restriction described in the foregoing clause (i) extends to the performance by the Limited Partner (directly or indirectly) of the same or similar activities the Limited Partner has performed for the Businesses and any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information. Subject to any policies of the Businesses and its Affiliates regarding pre-clearance of trades, a Limited Partner shall not be in violation of this Section 9.01(a) solely as a result of such Limited Partner’s investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Limited Partner and, to the extent the Limited Partner is an individual, the members of the Limited Partner’s Immediate Family or any Estate Planning Entity of such Limited Partner do not (directly or indirectly) hold, in the aggregate, more than a total of five percent (5%) of all such shares of stock or other securities of such Competitor issued and outstanding. The Limited Partner acknowledges and agrees that engaging in the activities restricted by this Section 9.01(a) would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of the Businesses and its Affiliates. For purposes of this Agreement, “Competitor” means, with respect to any Limited Partner, any business that materially competes, during the Services Period of such Limited Partner, with any of the Businesses or any of their Affiliates, including any business that any of the Businesses or any of their Affiliates are actively considering conducting at the time of the Limited Partner’s Separation Date, so long as the Limited Partner knows or reasonably should have known about such plans, in any geographical or market area where any of the Businesses or any of their Affiliates provide, or are actively considering providing, products or services; provided that, notwithstanding anything herein to the contrary, no Portfolio Company shall be considered a “Competitor”.

(b) Non-Solicitation. While a Limited Partner provides Services and during the Non-Solicitation Period for such Limited Partner, such Limited Partner agrees not to (whether on such Limited Partner’s own behalf or on behalf of any other Person, whether directly or indirectly and whether or not for compensation) Solicit for Employment, hire or engage (or endeavor to Solicit for Employment, hire or engage) any Person who is or was (as applicable) a Limited Partner or an employee or consultant of the Partnership, the Businesses, any Fund, any Portfolio Company or any Affiliate of the foregoing at the time of such Solicitation for Employment, hiring or engagement or at any time during the six (6) months immediately prior to such Solicitation for Employment, hiring or engagement. If a Limited Partner is subject to more stringent limitations pertaining to solicitations in any other agreement entered into prior to the Closing Date than the limitations set forth in this Section 9.01(b), then such other limitations shall be deemed to conform to the limitations set forth in this Section 9.01(b).

(c) Confidentiality. Each Limited Partner agrees, and shall cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants and financial advisors) (“Representatives”), to keep confidential non-public or proprietary information, concerning the business, assets and finances of the Partnership, the Businesses, the Funds, any Portfolio Company or any Affiliate of the foregoing, in each case, regardless of form in which furnished and whether furnished to such Limited Partner prior to, on or after the date hereof, and regardless of the source or form of such information or document (the “Confidential Information”); provided, however, that disclosure of the Confidential Information may be made (i) with the Consent of the General Partner, (ii) to Affiliates and Representatives of such Limited Partner who need to know such Confidential Information in connection with the transactions contemplated hereby and who either agree in writing to keep such Confidential Information confidential or are otherwise legally obligated to maintain such Confidential Information as confidential, (iii) to the extent necessary in order to allow a Limited Partner to perform such Limited Partner’s Services, or (iv) to the extent required by law or pursuant to a request by a Governmental Entity; provided that in the event of a requirement or request described in clause (iv), such Person shall (A) promptly notify the General Partner of the existence, terms and circumstances surrounding such a requirement or request, (B) consult with the General Partner on the advisability of taking steps to resist or narrow such requirement or request, (C) if disclosure of such Confidential Information is required or requested, furnish only such portion of the Confidential Information as the Limited Partner is advised by counsel is legally required to be disclosed, and (D) cooperate with the General Partner and/or the Businesses in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required or requested to be disclosed, such order or reliable assurance being obtained at the Partnership’s expense. Confidential Information shall include (1) information contained on any term sheet provided to the Limited Partner by or on behalf of any Business or the Partnership, (2) the structure of the transactions contemplated hereby, (3) any information regarding the valuation of investment funds managed by any Business and its Affiliates and the portfolio companies of such investment funds, and (4) any information related in any way to the performance of the general partners of the investment funds mentioned above (including, but not limited to, items of income and expense). Confidential Information also shall be deemed to include all notes, analyses, compilations, studies, interpretations, reports, memoranda or other documents prepared by the Limited Partner or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Limited Partner or its Representatives pursuant hereto. The Confidential Information shall not include information that (I) is or becomes generally available to the public other than as a result of any disclosure resulting from an act or omission by the Limited Partner, (II) is independently developed by the Limited Partner or its Representatives without use of the Confidential Information or any derivative thereof and without violating the obligations of the Limited Partner hereunder or (III) is provided to such Limited Partner by a third party that was not known to the Limited Partner, acting in good faith, to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.

(d) Limitations. If the provisions of this Section 9.01 are ever deemed by a court to exceed the limitations permitted by applicable law, the Limited Partner and the General Partner agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

(e) Regulatory Reporting. Each Limited Partner and the Partnership agree that no confidentiality, non-disparagement or other obligation such Limited Partner owes to the Partnership prohibits such Limited Partner from reporting possible violations of Federal law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. Federal or State law or regulation (including Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act 2002) or requires such Limited Partner to notify the Partnership of any such report. In making any such report, however, such Limited Partner is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.

(f) TPG Operating Group. Each Limited Partner and the Partnership agree that the provisions of this Section 9.01 are for the benefit of the TPG Operating Group Partnerships and their Subsidiaries, and the TPG Operating Group Partnerships shall be express third party beneficiaries of this Article IX.

Section 9.02. Breach of Restrictive Covenants. Notwithstanding anything herein to the contrary and except as provided in any applicable Contribution Agreement, Grant Agreement or employment agreement or as otherwise determined by the General Partner in its sole discretion (in accordance with the ControlCo LLCA), if the Limited Partner breaches any of its obligations set forth in Section 9.01 (a “Breach”), as of the Breach Date, the Limited Partner shall forfeit, (i) any unvested TPG Partner Units held by (or maintained on behalf of) such Limited Partner and (ii) all vested TPG Partner Units (excluding Legacy TPG Partner Units) held by such Limited Partner as of the Breach Date that vested in the two (2) years prior to such Breach Date and such Limited Partner shall no longer have any rights with respect thereto (including any rights to distributions pursuant to Article VI); provided that, if such Limited Partner has Exchanged any such vested TPG Partner Units that, absent such Exchange, would have been so forfeited, such Limited Partner shall be required to pay to the Partnership an amount equal to the fair market value of such Exchanged vested TPG Partner Units as of the Breach Date. A Limited Partner that is not a natural person will be deemed to have committed a Breach if such Limited Partner’s Related Partner is considered to have committed a Breach (assuming for this purpose such Related Partner were subject to the restrictions of this Article IX).

Section 14.17. Offset. The General Partner shall have the right to reduce any amounts due to any Limited Partner from the Partnership, the General Partner or any of their respective Affiliates (including RemainCo) by the amount of any obligation of such Limited Partner, any partner thereof or any of their respective Affiliates to pay amounts due to the Partnership, the General Partner or any of their respective Affiliates (including RemainCo).

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